ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

January 18, 2017

The Board of Directors
c/o Chaslav Radovich
Member of the Board
Centaurus Diamond Technologies, Inc.
1000 W. Bonanza
Las Vegas, Nevada 89106

Effective January 18, 2017, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We do not have any disagreement with management or the Company as of August 11, 2016.

/s/ **Anton & Chia, LLP**
Gregory A. Wahl, CPA
Managing Partner

cc: Office of the Chief Accountant
Mail Stop 6561
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549